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EXHIBIT 3(i)1

Certificate of Amendment of Articles of Incorporation
of e-World Security, Inc. changing name to
"COM-GUARD.COM, INC.

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
e-WORLD SECURITY, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA
Apr 16 1999 No. C23592-98
/s/ DEAN HELLER Dean Heller Secretary of State

        The undersigned, EDWARD W. SAVARESE does hereby certify as follows:

        1.    I am the sole member of the board of directors of e-WORLD SECURITY, INC., a Nevada corporation.

        2.    The original Articles of Incorporation of e-WORLD SECURITY, INC. were filed with the Secretary of State of Nevada on October 7, 1998.

        3.    As of the date of this certificate, no stock of the corporation has been issued.

        4.    I hereby adopt the following amendment to the Articles of Incorporation of the corporation:

        ARTICLE FIRST is hereby amended to read as follows:

        FIRST: The name of the corporation is:

COM-GUARD.COM, INC.

/s/ EDWARD W. SAVARESE Edward W. Savarese Director

STATE OF CALIFORNIA COUNTY OF SAN DIEGO	}	SS:

        On April 15th, 1999, personally appeared before me, a Notary Public, EDWARD W. SAVARESE, proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing Certificate of Amendment of Articles of Incorporation and acknowledged that he executed the same.

[SEAL]

/s/ DENISE I. COX Denise I. Cox Notary Public

(Notary Stamp or Seal)

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  EXHIBIT 3(i)1